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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): November 18, 1997


              THE READER'S DIGEST ASSOCIATION, INC.
     (Exact name of registrant as specified in its charter)


        Delaware               1-10434            13-1726769
 (State or other juris-    (Commission File    (I.R.S. Employer
diction of incorporation       Number)       Identification No.)
    or organization)


           Pleasantville, New York          10570-7000
       (Address of principal executive      (Zip Code)
                  offices)


       Registrant's telephone number, including area code:
                         (914) 238-1000






                                               Page 1 of 3 pages.

ITEM 5.   Other Events.

          In November 1997, the Compensation & Nominating Committee (the "Committee") canceled stock options and stock appreciation rights relating to 2,112,495 shares of Class A Nonvoting Common Stock that had been granted on October 9, 1997 to executive officers and other key employees of the Company at the fair market value on that date of $27.03 (the "October Options"). These October Options were never distributed. On November 18, 1997, the Committee granted options and stock appreciation rights in lieu of the October Options at the fair market value on that date of $21.47 (the "November Options"). The vesting, expiration and other terms of the November Options were not changed from those of the October Options.

     The Committee recognized that the motivation and retention of its key employees is paramount to the successful execution of Management's strategy to stabilize and restore growth to the Company's operations, which would benefit all stockholders. The Committee's decision to take the above-mentioned actions was based on a number of factors, including that (1) the October Options had not yet been delivered to the recipients because the Committee and the new management of the Company were reviewing in depth the fiscal 1998 budget and the cash incentive program and because the program of the related annual and long-term incentive compensation measures was to be communicated as an integrated incentive compensation award to employees; (2) the Company's strategy to invest its limited cash resources in its operations had led to a decision to suspend the award of long-term cash incentive compensation awards in favor of granting more substantial equity awards through stock options; and (3) the Company's projected results for fiscal 1998, as determined in November 1997, would not justify the payment of competitive cash incentive compensation under the Company's annual bonus program, thus reducing the total incentive compensation opportunity.

                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           THE READER'S DIGEST ASSOCIATION, INC.
                          (Registrant)


Date:  November 24, 1997

                           /s/George S. Scimone _
                        George S. Scimone
               Vice President and Chief Financial
                             Officer